Exhibit 99.1
RHI ENTERTAINMENT FILES PRE-PACKAGED REORGANIZATION PLAN
- Plan Broadly Approved by Lenders and Noteholders —
- Debt to be Reduced by $309 Million —
- Company Will Continue Business As Usual, Upholding Commitments to Clients and Employees —
New York, NY — December 10, 2010 — RHI Entertainment, Inc. (OTCBB: RHIE) (“RHI”), a leading developer, producer, and distributor of new made-for-television movies, miniseries, and other television programming, today announced that in response to the broad support received for its previously announced prepackaged plan of reorganization (as amended, the “Plan”) from lenders of record under the Company’s first lien credit agreement, as amended, and second lien credit agreement, as amended, the Company has elected to commence voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code for the Southern District of New York.
The recapitalization will strengthen RHI’s capital structure by reducing the Company’s total debt by approximately 51%, or $309 million, while substantially lowering interest costs, extending maturities and increasing liquidity. In connection with the recapitalization, the Company has also entered into agreements that will eliminate, reduce and/or favorably amend the payment terms associated with over $100 million in potential claims of a number of creditors including various production partners and talent guilds. The Company will operate as usual during the court process, which is anticipated to be concluded in the first quarter of 2011.
Of those voting, 99% in dollar amount and 94% in number of holders of the obligations under the first lien credit agreement and 100% in dollar amount and in number of holders under the second lien credit agreement approved the Plan. This broad support far exceeds the minimum thresholds required by the Bankruptcy Code to implement a plan of reorganization.
“We are delighted to receive the support from our lenders, which will allow us to quickly move forward with our pre-packaged restructuring plan,” said Robert Halmi, Jr, Chief Executive Officer of RHI Entertainment. “Today’s action is the next step in the process to reduce our debt and formulate a new capital structure that will better enable us to invest in our business and continue to provide one of a kind content to our customers.”
RHI has secured a commitment for a $15 million debtor-in-possession (“DIP”) Revolving Credit Facility from JPMorgan Chase Bank, N.A and certain other first lien lenders. The DIP facility will provide RHI the necessary financing to complete the confirmation of its Plan and ensure that it is able to uphold its commitments to clients, employees and suppliers. In addition, RHI anticipates having a $25 million Revolving Credit Facility available to the company upon emergence from Chapter 11. This facility would provide RHI with the necessary liquidity to operate its business post-emergence.
RHI has also filed a series of first day motions to allow the Company to continue operating in the ordinary course and producing movies during the confirmation process. To this end, RHI is seeking approval in the United States Bankruptcy Court for Southern District of New York to continue the payment of wages, salaries and other employee benefits, the payment of prepetition claims of critical, priority and foreign vendors, and the payment of taxes and governmental fees and obligations owed under the Company’s insurance policies.
A form of the Plan and the related Disclosure Statement, which provide a substantial description of the restructuring, may be accessed through www.loganandco.com.
About RHI Entertainment
RHI Entertainment, Inc. (OTCBB: RHIE) develops, produces and distributes made-for-television movies, miniseries and other television programming worldwide, and is the leading provider of new long-form television content in the United States. Under the leadership of Robert Halmi, Sr. and Robert Halmi, Jr., RHI has produced and distributed thousands of hours of quality television programming, and RHI’s productions have received more than 100 Emmy Awards. In addition to the development, production and distribution of new content, RHI owns rights to over 1,000 titles comprising more than 3,500 broadcast hours of long-form television programming, which are licensed to broadcast and cable networks and new media outlets globally.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, or estimates related to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “believes,” or “intends” and similar words and phrases, and include, but are not limited to, statements with respect to the completion of the bankruptcy court process, including the timing, outcome and impact on our business, the ability of the debtor-in-possession credit facility to meet the company’s liquidity needs during the bankruptcy process, and the entry into a $25 million revolving credit facility, including the ability of such facility to meet the company’s liquidity needs post-emergence. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expected results. These risks and uncertainties include the following items: (1) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings; (2) court rulings in the Chapter 11 case, including whether the court approves the Company’s prepackaged plan of reorganization; (3) the possibility of delays in the Chapter 11 proceedings; (4) compliance with covenants in, and any defaults under, the debtor-in-possession financing; (5) the potential adverse impact of the Chapter 11 filing on our business, results of operations, financial condition and liquidity; (6) the Company’s ability to obtain and maintain normal terms and relationships with customers, suppliers and service providers and to retain key executives, managers and employees; (7) the effects of the global economic recession and associated unpredictable market conditions; (8) the rate of market improvement in the industry occurring slower than expected; and (9) the other risks and uncertainties discussed in our Form 10-K for the year ended December 31, 2009, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
Contact:
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875
OR
Alan Winnikoff
Sayles & Winnikoff Communications
alan@sayleswinnikoff.com
(212) 725-5200 ext. 111